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FOR IMMEDIATE RELEASE

Contact:

For:  BORDEN CHEMICAL, INC.
      Peter Loscocco
      Telephone:  (614) 225-4127
      Fax:  (614) 225-4465

For:  MELAMINE CHEMICALS, INC.
      Fred Huber, President & Chief Executive Officer
      Wayne D. DeLeo, Vice President & Chief Financial Officer
      Telephone:  (504) 473-3121
      Fax:  (504) 473-0550

                            BORDEN CHEMICAL, INC.
                              AGREES TO ACQUIRE
                           MELAMINE CHEMICALS, INC.


COLUMBUS, OH and DONALDSONVILLE, LA, OCTOBER 9, 1997--Borden, Inc. and Melamine Chemicals, Inc. (NASDAQ: MTWO) today announced that Borden Chemical, Inc., a subsidiary of Borden, Inc., has agreed to acquire Melamine Chemicals for $20.50 per share in a cash tender offer, pursuant to a definitive merger agreement that has been approved by the Boards of Directors of both companies. ChemFirst Inc., which owns approximately 23% of the outstanding Melamine Chemicals shares has agreed to support the acquisition, including by tendering its shares in the tender offer.

         Joseph Saggese, Chairman, President and Chief Executive Officer of Borden Chemical said: "The acquisition of Melamine Chemicals adds a complementary product to Borden Chemical's forest products and specialty resin business portfolio. Melamine Chemical's strong industry position in melamine offers us a unique opportunity to leverage our technologies and solidify Borden Chemical's leadership in key specialty resin market segments."

         Fred Huber, President and Chief Executive Officer of Melamine Chemicals, said: "We believe that the proposed merger with Borden provides excellent value for our stockholders, security for our employees and solid growth opportunities for both Borden and Melamine Chemicals."
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         Under the merger agreement, a wholly owned subsidiary of Borden
Chemical will commence within five business days an all-cash tender offer for all Melamine Chemicals outstanding shares for a purchase price of $20.50 per share. Following successful completion of the tender offer, Borden Chemical will acquire for the same cash price any shares that are not tendered by means of a merger of Melamine Chemicals with a wholly owned subsidiary of Borden Chemical. The tender offer will be subject to, among other things, the valid tender of offer at least 51% of the outstanding Melamine Chemicals shares on a fully diluted basis, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other conditions. The tender offer will be made only through definitive tender offer documents, which will be filed with the Securities and Exchange Commission and mailed to the stockholders.

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

         Based in Columbus, Ohio, Borden Chemical is a leading global producer and supplier of formaldehyde, resins, coatings and other chemical products used in forest products, foundry and other industrial applications.

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